EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-75158 on Form S-3; No. 33-41204 on Form S-8, as amended by Amendment No. 1 to Form S-8 No. 333-04888, and Nos. 333-14925 and 333-43018 on Forms S-8 of our report dated February 29, 2008, relating to the consolidated financial statements of Brown & Brown, Inc. and subsidiaries (“Brown & Brown”), and the effectiveness of Brown & Brown’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Brown & Brown for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

Jacksonville, Florida
February 29, 2008